Exhibit 4.39

Addendum No.1 dated 2nd April 2012

to

the IT Agreement dated 3rd April 2007

between

CAPITAL SHIPMANAGEMENT CORP. of Panama (the “CSM”)

and

CAPITAL PRODUCTS PARTNERS L.P. of Marshall Islands (the “CPLP”)

NOW IT IS HEREBY MUTUALLY AGREED that:

1.	the term of the said IT Agreement dated 3rd April 2007 is renewed for another five (5) years namely from 3rd April, 2012 to 2nd April 2017.

2.	any relevant or applicable provision of the IT Agreement dated 3rd April 2007 is hereby amended accordingly.

All other terms and conditions in the said IT Agreement dated 3rd April 2007 shall remain unaltered and in full force.

CAPITAL SHIPMANAGEMENT CORP.

BY ITS GENERAL PARTNER CAPITAL GP L.L.C.,

By:	/s/ Nikolaos Syntichakis
Name:
Title:

CAPITAL PRODUCTS PARTNERS L.P.

By:	/s/ Ioannis E. Lazaridis
Name:
Title: